EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 17, 2007, relating to the financial statements of Somanetics Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Somanetics Corporation for the year ended November 30, 2006 and to the reference to us under the heading “Experts” in this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
July 23, 2007

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